Exhibit 5.1

[Vinson & Elkins LLP letterhead]

January 28, 2026
Board of Directors
Ellington Financial Inc.
53 Forest Avenue
Old Greenwich, Connecticut 06870
Re:    Issuance of up to 10,091,250 Shares of Common Stock
Ladies and Gentlemen:
We have served as special counsel to Ellington Financial Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of up to 10,091,250 shares of common stock (the “Shares”) of the Company, par value $0.001 per share (including up to 1,316,250 shares subject to the underwriters’ option to purchase additional shares), pursuant to an underwriting agreement, dated January 26, 2026 (the “Underwriting Agreement”), by and among the Company, Ellington Financial Management LLC and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in Schedule A thereto. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-292424), which became effective upon filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 23, 2025 (the “Registration Statement”).
In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
1.The Registration Statement.
2.The preliminary prospectus supplement, dated January 26, 2026, in the form filed with the Commission on January 26, 2026, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated December 23, 2025.
3.The final prospectus supplement, dated January 26, 2026, as filed with the Commission on January 27, 2026, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated December 23, 2025 (collectively, the “Prospectus”).
4.An executed copy of the Underwriting Agreement.
5.The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 23, 2025, and as certified by the Secretary of the Company on the date hereof.
6.The amended and restated bylaws of the Company, dated as of January 5, 2023, as certified by the Secretary of the Company on the date hereof.
7.Resolutions of the Board of Directors of the Company, dated December 23, 2025 and January 26, 2026, and of the pricing committee of the Board of Directors of the Company (the “Pricing Committee”), dated January 26, 2026, with respect to, among other things, the issuance, sale and due authorization of the Shares and the formation of the Pricing Committee in connection therewith, each as certified by the Secretary of the Company on the date hereof (collectively, the “Resolutions”).
8.The certificate of the Secretary of State of the State of Delaware as to the due incorporation, existence and good standing of the Company dated January 28, 2026 (the “Delaware Certificate”).
9.An executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.
Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:
1.The Company is a corporation duly incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware. The Company has the corporate power and authority to issue the Shares.
2.The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
The opinion with respect to the incorporation, existence and good standing of the Company in the State of Delaware is based solely on the Delaware Certificate and the Secretary’s Certificate.
We do not express an opinion on any laws other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

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